Exhibit 10.1
2005 Executive Bonus Plan Summary
The Board of Directors of Sipex Corporation (“Sipex”) has approved an executive bonus plan that will be based upon achievement of certain goals and completion certain milestones including the following:
•	Successful completion of the sale of Sipex’s fabrication facility

•	Successful completion of the restatement of Sipex’s financial statements

•	Improved liquidity position

•	Quarterly revenue growth

•	Reduced expenses

•	Development of corporation strategy

•	Reduction in inventory

•	Development of new products

•	Improved production quality

•	Development of information technology resources
Based upon the achievement of the above goals, the maximum payout for the named executive officer participants in the bonus plan would be as follows:

Ralph Schmitt, Chief Executive Officer	$200,000
Rick Hawron, Senior VP of World Wide Sales	$90,000
Ray Wallin, Chief Financial Officer and Senior VP of Finance	$80,000